Exhibit 99.2

Form 51 – 102F3

Material Change Report

1.          Name and Address of Company

DAVIDsTEA Inc.

5430 Ferrier

Mont Royal, Québec

H4P 1M2

2.          Date of Material Change

June 14, 2018.

3.          News Release

DAVIDsTEA Inc. (“DAVIDsTEA”) issued a news release with respect to the material change described herein via Globe Newswire on June 14, 2018.

4.          Summary of Material Change

At the annual meeting of DAVIDsTEA held in Montreal, shareholders elected a Board of Directors comprised of the seven persons nominated by Rainy Day Investments Ltd. as well as Joel Silver.  The seven new directors are Herschel Segal, M. William Cleman, Pat De Marco, CPA, CA, Emilia Di Raddo, CPA, CA, Max Ludwig Fischer, Ph.D., Peter Robinson and Roland Walton.

5.          Full Description of Material Change

5.1        Full Description of Material Change

At the annual meeting of DAVIDsTEA held in Montreal, shareholders elected a Board of Directors comprised of the seven persons nominated by Rainy Day Investments Ltd. as well as Joel Silver.  The seven new directors are Herschel Segal, M. William Cleman, Pat De Marco, CPA, CA, Emilia Di Raddo, CPA, CA, Max Ludwig Fischer, Ph.D., Peter Robinson and Roland Walton.

Immediately following the annual meeting, the Board of Directors appointed Herschel Segal as Executive Chairman and interim Chief Executive Officer of DAVIDsTEA and M. William Cleman as “lead director” of the Board of Directors.  The Board also re-appointed Howard Tafler as Chief Financial Officer of DAVIDsTEA.

At the meeting, shareholders also re-appointed Ernst & Young LLP, Chartered Professional Accountants, as auditors of DAVIDsTEA.

DAVIDsTEA also announced that Joel Silver has left DAVIDsTEA, effective immediately.  Mr. Silver was Chief Executive Officer and a director of DAVIDsTEA.  As a result of Mr. Silver’s departure, there is a vacancy on the Board of Directors.  The Board of Directors has commissioned the Human Resources and Compensation Committee, chaired by Roland Walton, an independent director, to initiate the process of finding a permanent Chief Executive Officer.

5.2        Disclosure for Restructuring Transactions

Not applicable.

6.          Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.          Omitted Information

Not applicable.

8.          Executive Officer

The executive officer who can answer questions regarding this report is Mr. Howard Tafler, Chief Financial Officer of DAVIDsTEA.  Mr. Tafler can be reached at (514) 739-0006.

9.          Date of Report

June 14, 2018.

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